SABRE CORPORATION
2026 OMNIBUS INCENTIVE COMPENSATION PLAN
FORM OF EXECUTIVE RESTRICTED STOCK UNIT GRANT AGREEMENT
THIS AGREEMENT, including any special terms and conditions in the appendices attached hereto (the “Agreement”), is made as of this ###GRANT_DATE### between Sabre Corporation (the “Company”) and ###PARTICIPANT_NAME### (the “Participant”).
WHEREAS, the Company has adopted the Sabre Corporation 2026 Omnibus Incentive Compensation Plan (the “Plan”) to promote the interests of the Company and its stockholders by providing the employees of the Company or its Subsidiaries and Affiliates, who are responsible for the management, growth, and protection of the business of the Company, with incentives and rewards to encourage them to continue in the service of the Company or its Subsidiaries and Affiliates; and
WHEREAS, Section 7 of the Plan provides for the Grant to Participants of Other Stock-Based Awards, including restricted stock units (“RSUs”).
NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, the parties hereto hereby agree as follows:
1.    Grant of RSUs. Pursuant to, and subject to, the terms and conditions set forth herein and in the Plan, the Company hereby grants to the Participant ###TOTAL_AWARDS### RSUs. Each RSU granted hereunder represents the right to receive one share of the Company’s Common Stock on the Settlement Date (as defined herein), upon the terms and subject to the conditions (including the vesting conditions) set forth in this Agreement and the Plan.
2.    Grant Date. The grant date of the RSUs is ###GRANT_DATE### (the “Grant Date”).
3.    Vesting of RSUs.
(a)    The number of RSUs eligible to vest (“Eligible RSUs”) will range from 0% to 200% of the number of RSUs set forth in Section 1 and will be equal to the sum of the two Eligible RSU Installments (as defined in Section 3(b) below) with respect to each of 2026 and 2027, with such aggregate amount increased or decreased based on the application of a Total Shareholder Return (“TSR”) modifier over the Company’s 2026 through 2027 fiscal years as described in and as calculated in accordance with Schedule A; provided that notwithstanding the application of the TSR modifier, the maximum amount of Eligible RSUs shall not exceed 200% of the number of RSUs set forth in Section 1.
(b)    “Eligible RSU Installment” with respect to a year shall mean a number of RSUs equal to (X) x (Y), where
“(X)” means the number of RSUs set forth in Section 1, multiplied by 1/2; provided that the final Eligible RSU Installment shall include a number of RSUs that would result in an aggregate number of RSUs that is subject to all Eligible RSU Installments equal to the total number of RSUs granted in Section 1, and
“(Y)” means a percentage ranging from 0%-200%, representing the level of achievement by the Company of its Free Cash Flow target for that year based on the vesting chart set forth in Schedule A to this Agreement.
The number of RSUs subject to an Eligible RSU Installment shall be fixed as of the date that the Committee determines in its sole discretion the level of attainment of the Company’s Free Cash Flow target with respect to a year, and the number of Eligible RSUs shall be fixed as of the date that the Committee determines in its sole discretion the TSR modifier.
(c)    The Eligible RSUs shall vest in full on ###ALTERNATIVE_VEST_BASE_DATE### (the “Vesting Date”), provided that the Participant remains continuously employed by the Company through the Vesting Date except as provided in Sections 3(d), 3(e), 3(f) and 3(g) hereof.
(d)    In the event the Participant’s Employment terminates prior to the Vesting Date for any reason other than the Participant’s (1) Retirement (as defined in Section 3(e)), (2) Qualifying Termination following a Change in Control or (3) death, as provided in Sections 3(e), 3(f) and 3(g) hereof, any unvested RSUs will be immediately forfeited as of the date of such termination of Employment.
(e)    In the event the Participant’s Employment terminates due to Retirement, the Eligible RSUs that would have vested on the Vesting Date immediately following such termination had the Participant’s Employment continued through such date will vest on the applicable Vesting Date. “Retirement” for purposes of this Agreement shall mean the Participant’s voluntary or involuntary termination of Employment (and shall not include a termination by the Company (or if different, the employer) of the Participant’s Employment for Cause or if the Company determines, in its sole discretion, that the Participant is not in good standing at the time of such termination) on a date when (i) the Participant has reached the age of 60, (ii) the Participant has completed at least five (5) years of continuous Employment and (iii) the sum of the Participant’s age and number of completed years of continuous Employment by the Participant is not less than 70. “Cause” for purposes of this Agreement shall have the meaning set forth in the Sabre Corporation Executive Severance Plan, as amended from time to time without regard to whether the Participant participates or is eligible to participate in the Sabre Corporation Executive Severance Plan.
(f)    In the event the RSUs are assumed, continued or substituted in connection with a Change in Control and the Participant’s Employment terminates by reason of a Qualifying Termination during the one-year period following a Change in Control, all unvested RSUs will immediately vest on the date of such Qualifying Termination, based on an assumed attainment level of 100% (i.e., (Y) component of each unvested Eligible RSU Installment shall be equal to 100% and no payout modification for the TSR modifier).
(g)    In the event the Participant’s Employment terminates due to the Participant’s death, all unvested RSUs will immediately vest on the date of such termination, based on an assumed attainment level of 100% (i.e., (Y) component of each unvested Eligible RSU Installment shall be equal to 100% and no payout modification for the TSR modifier).
4.    Settlement. Settlement of any RSUs granted hereunder will be made in the form of shares of Common Stock no later than thirty (30) days following the Vesting Date or, in the event of a Qualifying Termination, the date the Qualifying Termination occurs (each such date, a “Settlement Date”). For purposes of clarification, if the Participant’s Employment terminates after the Vesting Date of any RSUs but prior to the Settlement Date of such RSUs (including as a result of a Qualifying Termination following a Change in Control), such RSUs will remain vested and be subject to settlement by the Company. Notwithstanding the foregoing, for purposes of complying with Code Section 409A, if the RSUs are considered deferred compensation under Code Section 409A (“Deferred Compensation”), the Participant is a U.S. taxpayer and the shares of Common Stock are to be settled by reference to the termination of the Participant’s Employment, the RSUs shall not be settled until the Participant experiences a “separation from service” within the meaning of Code Section 409A. In addition, if the foregoing sentence applies and the Participant is a “specified employee,” within the meaning of Code Section 409A, on the date the Participant experiences a separation from service, then the RSUs shall be settled on the first business day of the seventh month following the Participant’s separation from service, or, if earlier, on the date of the Participant’s death, to the extent such delayed payment is required in order to avoid a prohibited distribution under Code Section 409A.
5.    Rights as a Shareholder. The Participant shall have no rights as a stockholder of the Company with respect to any shares of Common Stock covered by or relating to the RSUs until the date of issuance to the Participant of a certificate or other evidence of ownership representing such shares of Common Stock in settlement thereof. For purposes of clarification, the Participant shall not have any voting or dividend rights with respect to the shares of Common Stock underlying the RSUs prior to the applicable Settlement Date.
6.    Transferability. Subject to any exceptions set forth in the Plan, until such time as the RSUs are settled in accordance with Section 4, the RSUs or the rights represented thereby may not be sold, pledged, hypothecated, or otherwise encumbered or subject to any lien, obligation, or liability of the Participant to any party (other than the Company), or assigned or transferred by such Participant, but immediately upon such purported sale, assignment, transfer, pledge, hypothecation or other disposal of the RSUs will be forfeited by the Participant and all of the Participant’s rights to such RSUs shall immediately terminate without any payment or consideration from the Company.
7.    Incorporation of Plan. All terms, conditions and restrictions of the Plan are incorporated herein and made part hereof as if stated herein. If there is any conflict between the terms and conditions of the Plan and this Agreement, the terms and conditions of the Plan shall govern. All capitalized terms used and not defined herein shall have the meaning given to such terms in the Plan.
8.    Taxes. The Participant acknowledges that, regardless of any action taken by the Company or, if different, the Participant’s employer (the “Employer”), the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to the Participant’s participation in the Plan and legally applicable to the Participant (“Tax-Related Items”), is and remains the Participant’s responsibility and may exceed the amount, if any, actually withheld by the Company or the Employer. The Participant further acknowledges that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the RSUs, including, but not limited to, the grant, vesting or settlement of the RSUs, the subsequent sale of shares of Common Stock acquired pursuant to such settlement and the receipt of any dividends and/or dividend equivalent; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the RSUs to reduce or eliminate the Participant’s liability for Tax-Related Items or achieve any particular tax result. Further, if the Participant is subject to Tax-Related Items in more than one jurisdiction, the Participant acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
Prior to the relevant taxable or tax withholding event, as applicable, the Participant agrees to make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, the Participant authorizes the Company and/or the Employer, or their respective agents, at their discretion, to satisfy any applicable withholding obligations with regard to all Tax-Related Items by one or a combination of the following: (a) withholding from the Participant’s wages or other cash compensation paid to the Participant by the Company and/or the Employer; or (b) withholding from proceeds of the sale of shares of Common Stock acquired upon vesting/settlement of the RSUs either through a voluntary sale or through a mandatory sale arranged by the Company (on the Participant’s behalf pursuant to this authorization); or (c) withholding in shares of Common Stock to be issued upon settlement of the RSUs, provided, however that if the Participant is a Section 16 officer of the Company under the Exchange Act, then the Company will withhold shares of Common Stock to be issued upon settlement of the RSUs upon the relevant taxable or tax withholding event, as applicable, unless the Committee (as constituted in accordance with Rule 16b-3 under the Exchange Act) establishes a different method of withholding from alternatives (a) or (b).
The Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding rates or other applicable withholding rates, including maximum applicable rates in the Participant’s jurisdiction, in which case the Participant may receive a refund of any over-withheld amount in cash (with no entitlement to the equivalent in Common Stock), or if not refunded, the Participant may seek a refund from the local tax authorities. In the event of under-withholding, the Participant may be required to pay any additional Tax-Related Items directly to the applicable tax authority or to the Company and/or the Employer. If the obligation for Tax-Related Items is satisfied by withholding in shares of Common Stock, for tax purposes, the Participant is deemed to have been issued the full number of shares of Common Stock subject to the vested RSUs, notwithstanding that a number of the shares of Common Stock are held back solely for the purpose of paying the Tax-Related Items.
Finally, the Participant agrees to pay to the Company or the Employer, any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of the Participant’s participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the shares of Common Stock or the proceeds of the sale of shares of Common Stock if the Participant fails to comply with the Participant’s obligations in connection with the Tax-Related Items.
9.    Construction of Agreement. Any provision of this Agreement (or portion thereof) which is deemed invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction and subject to this section, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions thereof in such jurisdiction or rendering that or any other provisions of this Agreement invalid, illegal, or unenforceable in any other jurisdiction. If any covenant should be deemed invalid, illegal or unenforceable because its scope is considered excessive, such covenant shall be modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal and enforceable. No waiver of any provision or violation of this Agreement by the Company shall be implied by the Company’s forbearance or failure to take action. No provision of this Agreement shall be given effect to the extent that such provision would cause any tax to become due under Section 409A of the Code.
10.    Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party hereto upon any breach or default of any party under this Agreement, shall impair any such right, power or remedy of such party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party or any provisions or conditions of this Agreement, shall be in writing and shall be effective only to the extent specifically set forth in such writing.
11.    No Special Employment Rights; No Right to Award. Nothing contained in the Plan or any Award shall confer upon the Participant any right with respect to the continuation of his Employment by or service to the Company or the Employer or interfere in any way with the right of the Company or the Employer at any time to terminate such

Employment or service or to increase or decrease the compensation of the Participant from the rate in existence at the time of the grant of the RSUs. The rights or opportunity granted to the Participant on the making of an Award shall not give the Participant any rights or additional rights to compensation or damages in consequence of either: (i) the Participant giving or receiving notice of termination of his or her office or Employment; (ii) the loss or termination of his or her office or Employment with the Company or its Subsidiaries or Affiliates for any reason whatsoever; or (iii) whether or not the termination (and/or giving of notice) is ultimately held to be wrongful or unfair.
12.    Data Privacy.
(a)    The Participant hereby acknowledges that he or she has been notified of the processing of the Participant’s personal data by or on behalf of the Company, the Employer and/or any Subsidiary or Affiliates as described in this Agreement and any other Award grant materials (the “Personal Data”) and, if employed by a European and/or UK affiliate of the Company, has received a Privacy Notice provided by or on behalf of the Employer explaining how his/her Personal Data has been collected and will be used including for the purposes of the grant of Awards. Where applicable for other Participants based outside Europe and/or the UK, the Participant hereby consents to the processing of his/her Personal Data as described in this Agreement and any other Award grant materials. As regards the processing of the Participant’s Personal Data in connection with the Plan and this Agreement, the Participant understands that the Company is the data controller of the Participant’s Personal Data (as defined under applicable European/UK data protection laws).
(b)    Data Processing and Legal Basis. The Company collects, uses and otherwise processes Personal Data about the Participant for the purposes of allocating shares of Common Stock and implementing, administering and managing the Plan. The Participant understands that this Personal Data may include, without limitation, the Participant’s name, home address and telephone number, email address, date of birth, social insurance number, passport number or other identification number (e.g., resident registration number), salary, nationality, job title, any shares of stock or directorships held in the Company or its Subsidiaries or Affiliates, details of all Awards or any other entitlement to shares of stock or equivalent benefits awarded, canceled, exercised, vested, unvested or outstanding in the Participant’s favor. The legal basis for the processing of the Participant’s Personal Data is to comply with the Company’s contractual obligations to the Participant and also to comply with its legal obligations as set out in the Privacy Notice. Where applicable for Participants employed outside Europe/the UK, the Participants hereby consent to the use of the Personal Data for these purposes.
(c)    Stock Plan Administration Service Providers. The Participant understands that the Company transfers the Participant’s Personal Data, or parts thereof, to Morgan Stanley Smith Barney (and its affiliated companies), an independent service provider based in the United States which assists the Company with the implementation, administration and management of the Plan. In the future, the Company may select a different service provider and share the Participant’s Personal Data with such different service provider that serves the Company in a similar manner. The Participant understands and acknowledges that the Company’s service provider will open an account for the Participant to receive and trade shares of Common Stock acquired under the Plan and that the Participant will be asked to agree on separate terms and data processing practices with the service provider, which is a condition of the Participant’s ability to participate in the Plan.
(d)    International Data Transfers. The Participant understands that the Company and, as of the date hereof, any third parties assisting in the implementation, administration and management of the Plan, such as the Company’s service providers, are based in the United States. If the Participant is located outside the United States, the Participant understands and acknowledges that the Participant’s country has enacted data privacy laws that are different from the laws of the United States. The Participant acknowledges that the Personal Data may be transferred to recipients in the member states of the European Economic Area, the UK and other countries that may not be deemed to have “adequate” data protection laws, such as the United States, which has less stringent data privacy laws and protections than those in the country of the Participant’s residence. Further, the Participant acknowledges and understands that the transfer of the Personal Data to the Company, or to any third parties, is necessary for the Participant’s participation in the Plan. The Company’s legal basis for the transfer of the Participant’s Personal Data is to comply with the Company’s contractual obligations to the Participant.
(e)    Data Retention. The Participant understands that the Company will use the Participant’s Personal Data only as long as is necessary to implement, administer and manage the Participant’s participation in the Plan, or to comply with legal or regulatory obligations, including under tax and securities laws. In the latter case, the Participant understands and acknowledges that the Company’s legal basis for the processing of the Participant’s Personal Data would be compliance with the relevant laws or regulations or the pursuit by the Company of respective legitimate interests not outweighed by the Participant’s interests, rights or freedoms. When the Company no longer needs the Participant’s Personal Data for any of the above purposes, the Participant understands the Company will remove it from its systems.
(f)    Data Subject Rights. The Participant understands that data subject rights regarding the processing of Personal Data vary depending on the applicable law and that, depending on where the Participant is based and subject to the conditions set out in the applicable law, the Participant may have, without limitation, the rights to (i) inquire whether and what kind of Personal Data the Company holds about the Participant and how it is processed, and to access or request copies of such Personal Data, (ii) request the correction or supplementation of Personal Data about the Participant that is inaccurate, incomplete or out-of-date in light of the purposes underlying the processing, (iii) obtain the erasure of Personal Data no longer necessary for the purposes underlying the processing, processed based on withdrawn consent, processed for legitimate interests that, in the context of the Participant’s objection, do not prove to be compelling, or processed in non-compliance with applicable legal requirements, (iv) request the Company to restrict the processing of the Participant’s Personal Data in certain situations where the Participant feels its processing is inappropriate, (v) object, in certain circumstances, to the processing of Personal Data for legitimate interests, and to (vi) request portability of the Participant’s Personal Data that the Participant has actively or passively provided to the Company (which does not include data derived or inferred from the collected data), where the processing of such Personal Data is based on consent or the Participant’s employment and is carried out by automated means. The Participant further acknowledges that the exercise of such rights are subject to the limitations and exemptions under applicable data protection laws and that any request to restrict or delete the Personal Data may affect the Participant’s ability to exercise or realize benefits from the Award, and the Participant’s ability to participate in the Plan. In case of concerns, the Participant understands that the Participant may also have the right to lodge a complaint with the competent local data protection authority. To exercise these rights, the Participant may contact the Company’s Data Privacy Officer.
13.    Integration. This Agreement, and the other documents referred to herein or delivered pursuant hereto which form a part hereof contain the entire understanding of the parties with respect to its subject matter. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings with respect to the subject matter hereof other than those expressly set forth herein and in the Plan. This Agreement, including without limitation the Plan, supersedes all prior agreements and understandings between the parties with respect to its subject matter.
14.    Clawback Policy. Notwithstanding anything in the Plan to the contrary, the Company or any of its Subsidiaries or Affiliates will be entitled (i) to recoup compensation of whatever kind paid to a Participant under the Plan by the Company or any of its Subsidiaries or Affiliates at any time to the extent permitted or required by applicable law, Company policy, including but not limited to the Sabre Corporation Clawback Policy, and/or the requirements of an exchange on which the Company’s shares of Common Stock are listed for trading, in each case, as in effect from time to time, and (ii) to cancel all or any portion of the RSUs (whether vested or unvested) and/or require repayment of any sums (including, in the case of shares of Common Stock, the value of such shares) or amounts which were received by the Participant in respect of the RSUs in the event the Company believes in good faith that the Participant has breached any existing protective covenants, including but not limited to confidentiality, non-solicitation, non-interference, or non-competition agreements with the Company or any of its Subsidiaries or Affiliates, and by accepting the RSUs pursuant to the Plan and this

Agreement, Participant authorizes such clawback and agrees to comply and cooperate with any Company request or demand for such recoupment.
15.    Policy Against Insider Trading. By accepting this grant of RSUs, the Participant acknowledges that the Participant is bound by all the terms and conditions of the Company’s insider trading policy as may be in effect from time to time. The Participant further acknowledges that the Participant may be subject to insider trading restrictions and/or market abuse laws based on the exchange on which the shares of Common Stock are listed and in applicable jurisdictions, including the United States, the Participant’s country and the designated broker’s country, which may affect the Participant’s ability to accept, acquire, sell or otherwise dispose of shares of Common Stock, rights to shares of Common Stock (e.g., RSUs) or rights linked to the value of shares of Common Stock under the Plan during such times as the Participant is considered to have “inside information” regarding the Company (as defined by the laws in the applicable jurisdictions). Local insider trading laws and regulations may prohibit the cancellation or amendment of orders the Participant placed before the Participant possessed inside information. Furthermore, the Participant could be prohibited from (i) disclosing the inside information to any third party, which may include fellow employees and (ii) “tipping” third parties or causing them otherwise to buy or sell securities. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under the Company’s insider trading policy as may be in effect from time to time. The Participant acknowledges that it is the Participant’s responsibility to comply with any applicable restrictions, and the Participant should speak to his or her personal advisor on this matter.
16.    Foreign Asset/Account, Exchange Control and Tax Reporting. The Participant may be subject to foreign asset/account, exchange control and/or tax reporting requirements as a result of the acquisition, holding and/or transfer of shares of Common Stock or cash (including dividends and the proceeds arising from the sale of shares of Common Stock) derived from his or her participation in the Plan, to and/or from a brokerage/bank account or legal entity located outside the Participant’s country. The applicable laws of the Participant’s country may require that he or she report such accounts, assets, the balances therein, the value thereof and/or the transactions related thereto to the applicable authorities in such country. The Participant acknowledges that he or she is responsible for ensuring compliance with any applicable foreign asset/account, exchange control and tax reporting requirements and should consult his or her personal legal advisor on this matter.
17.    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.
18.    Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without regard to the provisions governing conflict of laws.
19.    Venue. For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by this Award and this Agreement, the parties hereby submit to and consent to the exclusive jurisdiction of the State of Texas and agree that such litigation shall be conducted only in the courts of Tarrant County, Texas, or the federal courts for the Northern District of Texas, and no other courts where the grant of this Award is made and/or to be performed.
20.    Nature of Grant. In accepting the RSUs, the Participant acknowledges, understands and agrees that:
(a)    the Plan is established voluntarily by the Company, it is discretionary in nature, and may be amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;
(b)    the grant of the RSUs is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants of RSUs, or benefits in lieu of RSUs, even if RSUs have been granted in the past;
(c)    all decisions with respect to future RSU or other grants, if any, will be at the sole discretion of the Company;
(d)    the Participant is voluntarily participating in the Plan;
(e)    the RSUs and any shares of Common Stock acquired under the Plan, and the income from and value of the same, are not intended to replace any pension rights or compensation;
(f)    the RSUs and any shares of Common Stock acquired under the Plan, and the income from and value of same, are not part of normal or expected compensation for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, holiday pay, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;
(g)    the future value of the shares of Common Stock underlying the RSUs is unknown, indeterminable, and cannot be predicted with certainty;

(h)    no claim or entitlement to compensation or damages shall arise from: (i) forfeiture of the RSUs resulting from the termination of the Participant’s Employment or other service relationship (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Participant is employed or the terms of the Participant’s employment agreement, if any), or (ii) or the application of any clawback or compensation recovery policy as described in Section 14 above;
(i)    for purposes of the RSUs, the Participant’s Employment or service relationship will be considered terminated as of the date the Participant is no longer actively providing services to the Company, the Employer, or any of the Subsidiaries or Affiliates of the Company (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Participant is employed or the terms of the Participant’s employment agreement, if any), and unless otherwise expressly provided in this Agreement or determined by the Company, the Participant’s right to vest in the RSUs under the Plan, if any, will terminate as of such date and will not be extended by any notice period (e.g., the Participant’s period of service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where the Participant is employed or the terms of the Participant’s employment agreement, if any); the Committee shall have the exclusive discretion to determine when the Participant is no longer actively providing services for purposes of his or her RSU grant (including whether the Participant may still be considered to be providing services while on a leave of absence);
(j)    unless otherwise provided in the Plan or by the Company in its discretion, the RSUs and the benefits evidenced by this Agreement do not create any entitlement to have the RSUs or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the shares of the Company;
(k)    unless otherwise agreed with the Company, the RSUs and any shares of Common Stock acquired under the Plan and the income from and value of same, are not granted as consideration for, or in connection with, the service the Participant may provide as a director of a Subsidiary or Affiliate; and
(l)    the following provisions apply only if the Participant is providing services outside the United States:
(1)    the RSUs and the shares of Common Stock subject to the RSUs, and the income from and value of same, are not part of normal or expected compensation or salary for any purpose; and
(2)    neither the Company, the Employer nor any Subsidiary or Affiliate shall be liable for any foreign exchange rate fluctuation between the Participant’s local currency and the United States Dollar that may affect the value of the RSUs or of any amounts due to the Participant pursuant to the settlement of the RSUs or the subsequent sale of any shares of Common Stock acquired upon settlement.
21.    No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Participant’s participation in the Plan, or the Participant’s acquisition or sale of the underlying shares of Common Stock. The Participant should consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.
22.    Compliance with Law. Notwithstanding any other provision of the Plan or this Agreement, unless there is an available exemption from any registration, qualification or other legal requirement applicable to the shares of Common Stock, the Company shall not be required to deliver any shares of Common Stock issuable upon vesting/settlement of the RSUs prior to the completion of any registration or qualification of the shares of Common Stock under any local, state, federal or foreign securities or exchange control law or under rulings or regulations of the U.S. Securities and Exchange Commission (“SEC”) or of any other governmental regulatory body, or prior to obtaining any approval or other clearance from any local, state, federal or foreign governmental agency, which registration, qualification or approval the Company shall, in its absolute discretion, deem necessary or advisable. The Participant understands that the Company is under no obligation to register or qualify the shares of Common Stock with the SEC or any state or foreign securities commission or to seek approval or clearance from any governmental authority for the issuance or sale of the shares of Common Stock. Further, the Participant agrees that the Company shall have unilateral authority to amend the Plan and the Agreement without the Participant’s consent to the extent necessary to comply with securities or other laws applicable to issuance of shares of Common Stock.
23.    Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.
24.    Language. The Participant acknowledges that he or she proficient in the English language, or has consulted with an advisor who is sufficiently proficient, so as to allow the Participant to understand the terms and conditions of this Agreement. If the Participant has received this Agreement, or any other document related to the RSUs and/or the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.
25.    Appendix A. Notwithstanding any provisions in this Agreement, the RSU grant shall be subject to any special terms and conditions set forth in Appendix A to this Agreement for the Participant’s country ( “Appendix A”). Moreover, if the Participant relocates to one of the countries included in Appendix A, the special terms and conditions for such country will apply to the Participant, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. Appendix A constitutes part of this Agreement.
26.    Appendix B – Restrictive Covenants. Notwithstanding any provisions in this Agreement, the RSU grant shall be subject to and conditioned upon Participant’s compliance with the Restrictive Covenants Agreement set forth in Appendix B to this Agreement (“Appendix B”). Appendix B constitutes part of this Agreement.
27.    Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Participant’s participation in the Plan, on the RSUs and on any shares of Common Stock acquired upon vesting/settlement of the RSUs, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
28.    Participant Acknowledgment. By the Participant’s electronic acceptance of this Agreement, the Participant hereby acknowledges receipt of a copy of the Plan and agrees that this Award is granted under and governed by the terms and conditions of the Plan and this Agreement. The Participant further acknowledges that all decisions, determinations and interpretations of the Committee in respect of the Plan and this Agreement shall be final and conclusive. The Participant acknowledges that there may be adverse tax consequences upon vesting/settlement of the RSUs or disposition of the underlying shares of Common Stock and that the Participant should consult a tax advisor prior to such vesting or disposition. Finally, the Participant acknowledges that the Participant has reviewed the Plan and this Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to accepting this Agreement and fully understands all provisions of the Plan and this Agreement.

    IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by its duly authorized officer and said Participant has hereunto signed this Agreement on his own behalf, thereby representing that he has carefully read and understands this Agreement and the Plan as of the day and year first written above.
Sabre Corporation
/s/ Dave Medrano

Dave Medrano
SVP and Chief People Officer

###REQUIRED_SIGNATURE###
____________________________
###PARTICIPANT_NAME###

APPENDIX A
TO SABRE CORPORATION
2026 OMNIBUS INCENTIVE COMPENSATION PLAN
GLOBAL FORM OF RESTRICTED STOCK UNIT GRANT AGREEMENT
Terms and Conditions
This Appendix A includes special terms and conditions that govern the RSUs granted to the Participant if the Participant resides in the countries listed herein. These terms and conditions are in addition to, or, if so indicated, in place of, the terms and conditions set forth in the Agreement.
If the Participant is a citizen or resident of a country other than the one in which the Participant is currently working, transfers employment and/or residency after the Grant Date, or is considered a resident of another country for local law purposes, the Company shall, in its discretion, determine to what extent the terms and conditions contained herein shall be applicable to the Participant.
Capitalized terms used but not defined herein shall have the meanings assigned to them in the Agreement (of which this Appendix A is a part) and the Plan.
Sweden
Taxes. The following provision supplements Section 8 of the Agreement:
Without limiting the Company’s or the Employer’s authority to satisfy their withholding obligations for Tax-Related Items as set forth in Section 8 of the Agreement, by accepting the grant of RSUs, the Participant authorizes the Company and/or the Employer to withhold shares of Common Stock or to sell shares of Common Stock otherwise deliverable to the Participant upon settlement to satisfy Tax-Related Items, regardless of whether the Company and/or the Employer have an obligation to withhold such Tax-Related Items.
United States
Data Privacy. The following provision supplements Section 12 of the Agreement:
The Company does not sell Participants’ Personal Data or share it for cross‐context behavioral advertising. The Company’s online California Consumer Privacy Act Privacy Policy can be found at https://www.sabre.com/about/privacy/. If the Participant has a visual disability, the Participant should contact his or her local human resources representative for accommodations.

APPENDIX B
TO SABRE CORPORATION
2026 OMNIBUS INCENTIVE COMPENSATION PLAN
GLOBAL FORM OF RESTRICTED STOCK UNIT GRANT AGREEMENT
RESTRICTIVE COVENANTS AGREEMENT
This Restrictive Covenant Agreement (“RC Agreement”) is entered by and between the Company and Participant as part of the foregoing Sabre Corporation Omnibus Incentive Compensation Plan Form of Restricted Stock Unit Grant Agreement (“Grant Agreement”). Because Participant wishes to become employed or continue to be employed by the Company, Participant wishes to enter the Grant Agreement, and the Company and Participant wish to enter this RC Agreement, the parties agree as follows:
NON-DISCLOSURE OF PROPRIETARY
AND CONFIDENTIAL INFORMATION AGREEMENT
1.     Participant acknowledges that the Company is engaged in a highly competitive industry. Participant further acknowledges that, as part of Participant’s employment with the Company, the Company will provide Participant “proprietary and confidential information” (as defined below) that is vital to the interests and success of the Company and which Participant did not previously have access to or knowledge of, or would not continue to have access to absent this RC Agreement. As consideration for this RC Agreement, the Company agrees to (a) invest significant resources in training Participant with respect to its business, (b) provide Participant “proprietary and confidential information,” and (c) enter into the Grant Agreement. Participant acknowledges that such training and information are necessary and desirable for Participant’s personal success as an employee of the Company. Participant also is receiving other good and valuable consideration, the adequacy of which Participant hereby expressly acknowledges.
2.     “Proprietary and confidential information” means any information of the Company that is not generally known to the public or to the Company’s competitors in the industry, was not known by Participant prior to signing this RC Agreement, is used in the business of the Company, and gives Company an advantage over businesses that do not know the information. “Proprietary and confidential information” also means any information of one of the Company’s customers that is not generally known to the public or to the customer or the Company’s competitors in the industry, was not known by Participant prior to signing this RC Agreement, is used in the business of the customer or the Company, and gives the customer or the Company an advantage over businesses that do not know the information. Because of the nature and sensitivity of this information, Participant acknowledges that the Company has legitimate business and competitive interests and legal rights to require non-disclosure of the information and to require that it be used only for the Company’s benefit.
3.     In exchange for the consideration set forth herein, Participant agrees not to disclose, nor use, directly or indirectly, either for Participant’s own benefit or for the benefit of any other individual or business, any “proprietary and confidential information,” except in the carrying out of Participant’s employment responsibilities for the Company. All files, records, lists, or other documents, in whatever form maintained, relating to “proprietary and confidential information,”

whether prepared by Participant or otherwise coming into Participant’s possession during Participant’s employment with the Company, shall be the exclusive property of the Company and shall be delivered to the Company upon termination of employment for any reason, or upon the Company’s request.
NON-SOLICITATION OF EMPLOYEES AGREEMENT
4.     In exchange for the consideration set forth herein, Participant agrees that during Participant’s employment with the Company and for a period of two (2) years following the termination of such employment for any reason, Participant shall not, either directly or indirectly, call on, solicit, or induce any employee or officer of the Company whom Participant had contact with in the course of such employee or officer’s employment with the Company to terminate his or her employment with the Company, and will not assist any other person or entity in such a solicitation. Participant further agrees not to (a) communicate, by any means whatsoever, with any such employee or officer of the Company regarding the termination of such individual’s employment with the Company, or (b) hire, retain, or assist any other person or entity, directly or indirectly, in hiring or retaining any such individual, during the time period set forth above. Should any such employee or officer of the Company initiate any such communication with Participant, Participant shall immediately change the subject and take reasonable measures to prevent any further communication related to the issue.
NON-SOLICITATION OF CUSTOMERS AGREEMENT
5.     In exchange for the consideration set forth herein, Participant agrees that, for a period of two (2) years following the separation of Participant’s employment with the Company for any reason, Participant shall not, either directly or indirectly, on behalf of any person or entity engaged in “competition” (as defined below) with the Company, call on, service, solicit, or accept competing business from the Company’s customers or prospective customers whom or which Participant, within the previous two (2) years, (a) had or made contact with regarding the Company’s business, or (b) had access to the Company’s information or files about. Participant further agrees not to assist any other person or entity in such a solicitation.
NON-COMPETITION AGREEMENT
6.     In exchange for the consideration set forth herein, Participant agrees that, for a period of one (1) year following the separation of his or her employment with the Company for any reason, Participant shall not, either directly or indirectly, engage in “competition” (as defined below) within the “geographic region” (as defined below).
    (a)    “Competition” is defined as: (i) engaging in the business of the Company as described on its website as of the date of the separation of Participant’s employment with the Company, including without limitation providing software and solutions for the global travel industry; (ii) engaging in other types of business performed by the Company or in which the Company has plans to engage or has engaged in the one (1) year period immediately preceding the termination of Participant’s employment if Participant has knowledge or information about such activities; and (iii) rendering advice or services to, or otherwise assisting, any other person or entity in the business of (i) or (ii) above.
    (b)    “Geographic region” means any and all counties in which Participant has worked for the Company, performed services for the Company, or been engaged in the Company’s business, whether in person or through any other means whatsoever, during the one (1) year period immediately preceding the separation of Participant’s employment with the Company. “Geographic region” includes but is not limited to the region encompassed by a 50-mile radius from each office of the Company from which Participant has worked or performed services for the Company.

Participant acknowledges that the foregoing restrictions limit Participant’s ability to engage in certain activities in the “geographic region” and during the period provided for above. Participant expressly warrants and represents that these restrictions with respect to time, geographic territory, and scope of activity are reasonable and necessary to protect the “proprietary and confidential information” the Company has agreed to provide Participant. Participant also warrants and represents that employment opportunities outside the scope of the restrictions exist and remain available to Participant, and that Participant’s skill sets are transferable to other industries and businesses not in competition with Company.

PROVISIONS APPLICABLE TO ALL AGREEMENTS
7.     This RC Agreement shall continue to be binding upon Participant, notwithstanding termination of employment with the Company. Should any provision(s) in this RC Agreement be held by a court of competent jurisdiction to be invalid, void, or unenforceable, that provision(s) shall be fully severable and the remaining provisions shall be unaffected and shall continue in full force and effect, and the invalid, void, or unenforceable provision(s) shall be deemed not to be part of this RC Agreement. Furthermore, in lieu of any invalid, void, or unenforceable provision(s), there shall be added automatically as a part of this RC Agreement a provision(s) as similar in terms to the questioned provision(s) as may be possible and still be valid and enforceable.
8.     No failure by the Company at any time to give notice of any breach by Participant of, or to require compliance with, any condition or provision of this RC Agreement shall be deemed a waiver of any provisions or conditions of this RC Agreement. This RC Agreement shall be binding upon and inure to the benefit of the Company and any other person, association, or entity that may acquire or succeed to all or substantially all of the business or assets of the Company. The Company may assign this RC Agreement to any affiliate or other entity. Participant’s rights and obligations under this RC Agreement are personal, and they shall not be assigned or transferred without the Company’s prior written consent. The language of this RC Agreement shall be construed as a whole, according to its fair meaning, and not strictly for or against either party. The RC Agreement does not and is not intended to replace, substitute, or otherwise affect any other restrictive covenants the Participant may have with the Company.